EXHIBIT 10.3

EXECUTION VERSION

PRINCIPAL SHAREHOLDER AGREEMENT

This PRINCIPAL SHAREHOLDER AGREEMENT (this “Agreement”) is made as of February 28, 2017 among Maxwell Technologies, Inc., a corporation incorporated under the laws of the State of Delaware (“Purchaser”) and each of the shareholders listed on Schedule A attached hereto (individually, a “Shareholder” and collectively, the “Shareholders”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Plan of Arrangement (as defined below). If the terms of this Agreement conflict in any way with the provisions of the Arrangement Agreement, then the provisions of the Arrangement Agreement shall control.
RECITALS
WHEREAS, Shareholder is the beneficial owner of certain common shares (the “Company Shares”) of Nesscap Energy Inc. (the “Company”), as described more particularly on Schedule A hereto (together with any additional Company Shares acquired after the date hereof, the “Subject Shares”).
WHEREAS, any shares of Company common stock or other securities of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the 1934 Exchange Act) after the date of this Agreement and prior to the Effective Time, including by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of options or warrants to purchase such shares, upon the conversion of any convertible debentures or exchange for debt, shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised a portion of the Subject Shares and shall be deemed to be included in the Subject Shares for the purposes hereof.
WHEREAS, the Purchaser is, concurrently herewith, entering into an arrangement agreement, as the same may be amended from time to time (the “Arrangement Agreement”), with the Company, which provides for, among other things, upon the satisfaction of the conditions in the Arrangement Agreement, the acquisition by Purchaser of substantially all of the assets of the Company, pursuant to and in the manner provided for by the plan of arrangement (the “Plan of Arrangement”).
WHEREAS, this Agreement sets out the terms and conditions of the agreement of Shareholder to, among other things, agree: (i) not to acquire shares of the Purchaser other than pursuant to the Plan of Arrangement without the prior consent of the Purchaser; (ii) to certain non-competition and non-solicitation obligations, and (iii) to abide by the other restrictions and covenants, each as further set forth herein.
NOW, THEREFORE, this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:
1.Lock-Up Agreement.
1.1    The Shareholder agrees that the (i) Maxwell Shares issued to Shareholder in connection with the Plan of Arrangement, including any shares issued in connection with any stock split, stock dividend, recapitalization, reorganization, or the like that occurs following the Effective Time; and (ii) any shares of common stock of Purchaser or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock of Purchaser (including without limitation, common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (collectively, the “Lock-Up Shares”), shall be subject to the restrictions and obligations as set forth in this Section 1.
1.2    The Shareholder shall not, without the prior written consent of Purchaser and Purchaser, directly or indirectly, during the Lock-Up Period (as defined below): (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, Lock-Up Shares; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of the Purchaser or such other securities, in cash or otherwise; (iii) make any demand for or exercise any right with respect to, the registration of any common stock of Purchaser or any security convertible into or exercisable or exchangeable for common stock of Purchaser; (iv) enter into any transaction set forth in Section 2; or (v) publicly disclose the intention to do any of the foregoing (each of the foregoing a “Disposition”). The “Lock-Up Period” shall mean the period commencing on the date of the Arrangement Agreement and continue and include the date 18 months after the date of the Effective Time. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares.
1.3    Notwithstanding any other provision of this Section 1, the Shareholder may transfer any or all of the Lock-Up Shares (i) by gift or to any member of the immediate family of the Shareholder or to any trust or partnership for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder (including by will or intestate succession), provided that any such transfer shall not involve a disposition for value, (ii) to any Affiliates (as defined below), associates, limited partners, members or shareholders of the Shareholder, and (iii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of Maxwell Shares involving a change of control of Purchaser; provided, however, that in any such case it shall be a condition to the transfer pursuant to clauses (i) and (ii) above, that the transferee executes an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement and there shall be no further transfer of such Lock-Up Shares except in accordance with this Agreement.
1.4    Without limiting the restrictions or obligations herein, any Disposition by the Shareholder shall remain at all times subject to applicable securities laws.
1.5    The Shareholder agrees that Purchaser and/or Purchaser may place an appropriate restrictive legend on the stock certificates representing the Lock-Up Shares issued to the Shareholder to indicate that such shares are subject to the terms of this Agreement. Purchaser and Purchaser each agrees that it will (or will instruct the transfer agent to) promptly remove such restrictive legend upon the termination of this Agreement and that the Purchaser and Purchaser shall pay all costs associated with such removal (including all reasonable legal and broker fees of the Shareholder).
2.    Standstill.
2.1    Separate and apart from the duties and responsibilities of the Shareholder Director (as defined below), each of the Shareholders agree that, during the period commencing on the date of the Arrangement Agreement and continue and include the date 18 months after the date of the Effective Time

(the “Standstill Period”), (unless specifically requested in writing by the Purchaser, acting through a resolution of a majority of Purchaser’s directors), it shall not, and shall cause each of its Affiliates (collectively, including the Shareholders, the “Principal Shareholder Affiliates”), not to, directly or indirectly, in any manner, alone or in concert with others:
(a)    make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the 1934 Exchange Act) or consents to vote or advise, encourage or influence any person other than any Principal Shareholder Affiliate with respect to the voting of any securities of the Purchaser or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of Purchaser”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Purchaser (as such terms are defined or used under the 1934 Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the 1934 Exchange Act or otherwise), except in all cases as expressly permitted by this Agreement;
(b)    form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the 1934 Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of the Shareholders and the Principal Shareholder Affiliates) with respect to any securities of Purchaser or otherwise in any manner agree, attempt, seek or propose to deposit any securities of Purchaser in any voting trust or similar arrangement, or subject any securities of Purchaser to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;
(c)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, any securities of Purchaser or any rights decoupled from the underlying securities of Purchaser that would result in the Principal Shareholders Affiliates owning, controlling or otherwise having any beneficial or other ownership interest in fifteen percent (15%) or more of Common Stock outstanding at such time; provided, that, nothing herein will require common stock of Purchaser to be sold to the extent that the Principal Shareholder Affiliates, collectively, exceed the ownership limit under this clause (c) as the result of a share repurchase or similar Purchaser action that reduces the number of outstanding shares of common stock of Purchaser;
(d)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, scheme of arrangement, plan of arrangement or other business combination involving the Purchaser or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other third party in any such activity; provided, however, that this clause (e) shall not preclude the tender (or action not to tender) by the Principal Shareholder Affiliates of any securities of Purchaser into any tender or exchange offer or vote for or against any transaction by any Principal Shareholder Affiliate of any securities of Purchaser with respect to any Extraordinary Transaction;

(e)    (i) call or request the calling of any meeting of stockholders, including by written consent, (ii) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (iii) seek the removal of any member of the Board, (iv) solicit consents from stockholders or otherwise act or seek to act by written consent, (v) conduct a referendum of stockholders, (vi) present at any annual meeting or any special meeting of Purchaser’s stockholders, or (v) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;
(f)    except as set forth herein, take any action in support of or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of the Purchaser, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Purchaser; (iii) any other material change in Purchaser’s management, business or corporate structure; (iv) seeking to have the Purchaser waive or make amendments or modifications to Purchaser’s certificate of incorporation or the by-laws, or other actions, that may impede or facilitate the acquisition of control of the Purchaser by any person; (v) causing a class of securities of Purchaser to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Purchaser to become eligible for termination of registration pursuant to Section 12(g)(4) of the 1934 Exchange Act;
(g)    make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders the Purchaser or Affiliates thereof or any of their respective current or former officers, directors or employees, provided that the Shareholders will, subject to the confidentiality obligations as provided in Section 4, be permitted to make objective statements that reflect the Shareholder’s view, as a shareholder, with respect to factual matters concerning specific acts or determinations of the Purchaser occurring after the date of this Agreement;
(h)    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, Purchaser, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(i)    enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;
(j)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Purchaser or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to the terms of this Agreement; or
(k)    request, directly or indirectly, any amendment or waiver of the foregoing.
3.    Non-Competition/Non-Solicitation.
3.1    For purposes of this Agreement:

(a)    “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
(b)    “Business” shall mean any business that develops, designs, markets, produces, sells, promotes, distributes, provides or is otherwise involved with energy storage and power delivery solutions.
(c)    “Business Territory” shall mean worldwide.
(d)    "Control" means with respect to any Person, the capacity to, directly or indirectly, determine the financial and operating management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
(e)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated entity or governmental entity.
(f)    “Restricted Period” shall mean the three (3) year period commencing on the Effective Date (as defined in the Arrangement Agreement).
(g)    "Restricted Employee" means (i) any Person who was an employee or independent contractor of the Purchaser or any of its Affiliates within the past six (6) months immediately before the Closing or (ii) any current or former employee or independent contractor of the Company or any of its subsidiaries who has accepted an offer of employment with the Purchaser or any of its Affiliates.
3.2    During the Restricted Period, unless otherwise requested in writing by the Purchaser, Shareholder will not, personally or through other Persons:
(a)    hire or solicit for employment or as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with the Purchaser or any of its Affiliates, any Restricted Employee;
(b)    assist or knowingly facilitate any Person in the hiring or recruitment (including assessment) of any Restricted Employee;
(c)    knowingly encourage, recruit, solicit, or invite any Restricted Employee to enter into employment or a service arrangement of any kind with any Person; or
(d)    solicit or encourage any customer or potential customer, supplier, manufacturer or Person that has a business relationship with the Purchaser or one of its Affiliates to reduce, alter or terminate its relationship with or divert any customer or potential customer of the Purchaser or any of its Affiliates away from the Purchaser or such Affiliate for the benefit of any Person competing with the Business within the Business Territory.
3.3    During the Restricted Period, the Shareholder will not, personally or through other Persons:

(a)    participate or engage in, or render any services to any Person, firm, association, corporation, business or other entity that competes with, or has been formed to pursue a business that would compete with, the Business within the Business Territory, including, but not limited to, making, manufacturing, selling promoting, distributing and/or developing any products related to the Business;
(b)    promote or assist, financially or otherwise, any Person, firm, association, corporation or other entity engaged in the Business anywhere in the Business Territory; or
(c)    develop any intellectual property related to the Business anywhere in the Business Territory.
3.4    Section 2.3 notwithstanding, Shareholder may own, directly or indirectly, solely as an investment, any class of publicly-traded securities, any privately held corporation; and any investment fund so long as Shareholder does not provide services to any such Business that are prohibited by Section 3.2 or 3.3 of this Agreement.
3.5    During the Restricted Period, Shareholder shall not criticize or disparage the Purchaser or any of its Affiliates, or make any statements to, or take any actions with respect to, any Person who is or, to Shareholder’s knowledge, is reasonably likely to become a customer, supplier, contractor or client of the Purchaser or any of its subsidiaries, which are intended to, or reasonably likely to, damage Purchaser’s or its subsidiaries’ relationship with such Persons.
4.    Shareholder Director.
4.1    The Purchaser agrees that in accordance with the Purchaser’s certificate of incorporation and by-laws and Delaware law, the Board of Directors of the Purchaser (the “Board”) shall appoint Ilya Golubovich as a single director nominated by the Shareholders (the “Shareholder Director”) to serve as a director of the Purchaser as promptly as reasonably possible but no later than the next business day following the Purchaser’s 2017 Annual Meeting of Stockholders. So long as (i) the Shareholders continue to retain at least five percent (5%) or more of the beneficial ownership of Common Stock outstanding and (ii) the Shareholder Director shall have not be removed by the shareholders or otherwise voted against appointment as a member of the Board, then Purchaser shall include the Shareholder Director (other than in the case of the refusal or inability of any such person to serve, in which case the Board shall include his substitute chosen in accordance with Section 4.4) appointed to the Board pursuant to this Section 4.1 as a nominee to the Board on the slate of nominees recommended by the Board in the Purchaser’s proxy statement and on its proxy card relating to the annual meeting of the Board in which such Shareholder Director stands for re-election (the “Future Shareholder Meeting”) and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the Shareholder Director at such Future Shareholder Meeting (it being understood that such efforts shall not be less than the efforts used by the Purchaser to obtain the election of any other independent director nominee nominated by it to serve as a director at such meeting).
4.2    As a condition to the Shareholder Director’s appointment to the Board, the Shareholders shall (or shall cause the Shareholder Director to) have provided to the Purchaser completed D&O Questionnaires in the form customarily provided by the Purchaser to its directors and executed irrevocable resignations as director in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”). As a further condition to the Shareholder’s nomination for election as a director of the Purchaser, the Shareholders shall (or shall cause the Shareholder Director to), as promptly as practicable upon request of the Purchaser, provide (i) executed consents from the Shareholder Director to be named as a nominee in

Purchaser’s proxy statement and to serve as a director if so elected, in the form customarily provided by the Purchaser to its directors, (ii) any information required to be or customarily disclosed for all applicable directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations, and (iv) such other information as reasonably requested by the Purchaser from time to time with respect to the Shareholders or the Shareholder Director.
4.3     At all times while serving as a member of the Board, the Shareholder Director shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members, including, but not limited to, the Purchaser’s Code of Business Conduct and Ethics and Insider Trading Policy.
4.4    If, during the Standstill Period, the Shareholder Director resigns (including by reason of a change in principal business occupation or position or service on additional boards), or refuses to serve, or the Shareholder Director is unable to serve due to death or disability, in each case provided that such Shareholder Director is otherwise then entitled to be appointed or serve, as applicable, as a director of the Purchaser pursuant to this Agreement, then the Shareholders shall be entitled to designate a replacement director or directors, as applicable, who shall (A) be reasonably acceptable to the Purchaser, (B) qualify as an independent director of the Purchaser under the listing rules of NASDAQ, and (D) provide the items required to be provided by the Shareholder Director pursuant to Section 3.2, and thereafter such individual or individuals, as applicable, shall be considered to be the “Shareholder Director” under this Agreement.
4.5    Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 4 shall be contingent upon the Closing of the Arrangement Agreement in accordance with the Plan of Arrangement and become effective at, and subject to, the occurrence of the Effective Time.
4.6    Notwithstanding anything to the contrary in this Agreement, the Purchaser’s obligations under this Agreement shall terminate immediately, and the Shareholder Director shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Purchaser, promptly deliver the written resignation to the Board (which shall provide for the immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignations), and the Purchaser shall have no further obligation with respect to the Shareholder Director under this Section 3, if (a) notwithstanding the standstill obligations set forth in Section 1, the aggregate beneficial ownership of the Shareholders is less than five percent (5%) of the aggregate number of shares of the common stock of the Purchaser (on an as-converted-to-common stock basis and as the same may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) or (b) the Shareholders the Shareholders cease to comply with or breaches any of the terms of this Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by the Shareholders of written notice from the Purchaser specifying such material breach or failure, or, the confidentiality obligations contained in Section 4 in any material respect. In furtherance of this Section 3.5, the Shareholder Director has, concurrently with the execution of this Agreement, executed the Irrevocable Resignation Letter and delivered it to the Purchaser.
4.7    The Shareholder Director shall also be appointed to be a member of the Governance and Nominating Committee of the Board, subject to the agreement of the Shareholder Director and the qualification requirements of the committee (with such appointment to be effective no earlier than the Board’s next regularly scheduled Board meeting following the appointment of the Shareholder Director to the Board.

4.8    The Shareholders (and the Shareholder Director) acknowledge that the Shareholder Director shall have all of the rights and obligations, including fiduciary duties to Board and its stockholders, of a director under applicable law and Purchaser’s organizational documents while such Shareholder Director is serving on the Board.
5.    Confidentiality. Except as may otherwise be publicly disclosed by the Purchaser or the Company, Shareholder shall hold any confidential information provided by the Purchaser or the Company or in the possession of the Shareholders, regarding this Agreement, the Arrangement Agreement and the Plan of Arrangement or otherwise, in strict confidence and shall not divulge any such information to any third person; provided, however, that Shareholder may disclose such information (i) to his, her or its attorneys, accountants, consultants, trustees, beneficiaries and other professionals to the extent necessary to obtain their services in connection with monitoring Shareholder’s interests in the Company and Shareholder’s rights under the Arrangement Agreement or other agreements entered into in connection with the Plan of Arrangement, including his, her or its rights to receive proceeds pursuant to or as a result of the Plan of Arrangement (provided such advisors are subject to rules of ethical or professional rules of such Person’s profession or have at least as restrictive confidentiality provisions as the Company), and (ii) to any existing Affiliate, officer, director, employee, partner, member, shareholder, parent or subsidiary of Shareholder in the ordinary course of his, her or its business, provided in each case that such Shareholder informs the Person receiving the information that such information is confidential and such Person agrees in writing to abide by the terms of this Section 4. Neither Shareholder, nor any of his, her or its Affiliates (other than the Company, whose actions shall be governed by the Arrangement Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Arrangement Agreement, the Plan of Arrangement or the other transactions contemplated hereby or thereby without the prior written consent of the Purchaser, except as may be required by applicable law in which circumstance such announcing party shall make reasonable efforts to consult with the Purchaser to the extent practicable. The Shareholders further acknowledge and agree that non-public materials provided to the Shareholder Director and communications relating to the Board shall be deemed confidential information.
6.    Miscellaneous.
6.1    Notices. Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission or e-mail or similar means of recorded electronic communication:
In the case of the Shareholder:
To the address set forth on the signature page hereto.
In the case of the Purchaser:
Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, California 92123
Attention: Emily Lough
E-mail: elough@maxwell.com

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
4365 Executive Dr #1100
San Diego, CA 92121
Attention:     Larry W. Nishnick
Facsimile No.:    (858) 638-6014
E-mail:         larry.nishnick@dlapiper.com
and
DLA Piper (Canada) LLP
1 First Canadian Place, Suite 600
100 King Street West, Toronto, Ontario, M5X 1E2
Attention:     Robert Fonn
Facsimile No.:    (416) 369-5239
E-Mail:        robert.fonn@dlapiper.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.
6.2    Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
6.3    Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Purchaser upon any such violation of this Agreement, the Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Purchaser at law or in equity and Shareholder hereby waives any and all defenses that could exist in his, her or its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.
6.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.
6.5    Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Shareholder without the prior written consent of the Purchaser, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of the Purchaser hereunder, may be assigned or delegated in whole or in part by the Purchaser to any direct or indirect wholly owned subsidiary of the Purchaser; without the consent of or any action by Shareholder upon notice by the Purchaser to Shareholder as provided herein, provided, however, that the Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including any person to whom any Shares or New Shares are sold, transferred or assigned). All authority conferred herein shall survive the death or incapacity of Shareholder and in the event of Shareholder’s death or incapacity, any obligation of Shareholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Shareholder.
6.6    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
6.7    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative (but without duplication) with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
6.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Diego in the State of California, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court located in San Diego County. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.
6.9    Termination. The term of this letter agreement shall continue in full force and effect from the date hereof through the fifth (5th) year anniversary of the Effective Time, unless earlier terminated on the earliest of the following dates: (a) the date as of which the parties hereto terminate this letter agreement by written agreement; (b) the date as of which the last of the rights and obligations provided by Section 1-4 have expired and are in no further effect; (c) any material violation of the terms of the Confidential Agreement which (i) remains uncured within five business days after receipt of notice thereof, or (ii) if such violation is not subject to cure, directly causes material harm to the Purchaser in the Board’s reasonable discretion; or (d) the closing of a transaction or series of related transactions deemed to be a liquidation, dissolution. winding up, merger or consolidation of the Purchaser (collectively, the “Expiration Date”).
6.10    Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.
6.11    Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
6.12    Additional Documents, Etc. Shareholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Purchaser, to carry out the purpose and intent of this Agreement.
6.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be executed as of the date first above written.

MAXWELL TECHNOLOGIES, INC.
Per:	/s/ Franz Fink
Name: Franz Fink Title: President and CEO

SHAREHOLDER: I2BF ENERGY LIMITED
Per:	/s/ Areti Charidemou
Name: Areti Charidemou Title: Director
Address: c/o I2BF LLC 304 Park Ave. South, 9 FL New York, NY 10010 Email: ilyag@i2bf.com

ARBAT CAPITAL GROUP LTD.
Per:	/s/ Alexey Golubovich
Name: Alexey Golubovich Title: Director
Address: c/o I2BF LLC 304 Park Ave. South, 9 FL New York, NY 10010 Email: denis.chigirev@arbatcapital.com

SCHEDULE A
LIST OF SHAREHOLDERS
and
OWNERSHIP OF COMPANY SUBJECT SHARES

Name and Address	Subject Shares beneficially owned	Registered Holder if different from beneficial owner	Total number of Subject Shares owned or controlled
12BF Energy Limited	229,000,529	--	229,000,529
Arbat Capital Group Ltd.	228,270,591	--	228,270,591

EXHIBIT A
FORM OF IRREVOCABLE RESIGNATION
OF THE SHAREHOLDER DIRECTOR
January __, 2017
Attention: Board of Directors
Maxwell Technologies
3888 Calle Fortunada
San Diego, CA 92123

Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 3.2 and 3.5 of the Shareholder Agreement, dated as of January__, 2017 (the “Agreement”), by and between Maxwell Technologies, Inc. (“Purchaser”) and the Shareholders. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, such time as the Shareholders cease to comply with or breaches any of the terms of the Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by the Shareholders of written notice from the Purchaser specifying the material breach or failure, or the confidentiality obligations set forth in the Agreement in any material respect, I hereby resign from my position as a director of the Purchaser and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:
Name: